Exhibit 99.1

                      FOR IMMEDIATE RELEASE

DATE:        April 23, 2003

CONTACT:     JoAnn Lewis, director of marketing
             724-794-2210 ext. 282
_________________________________________________________________

               SLIPPERY ROCK FINANCIAL CORPORATION
               HOLDS ANNUAL SHAREHOLDERS' MEETING

SLIPPERY ROCK, Pa. - The annual shareholders' meeting of Slippery Rock Financial Corporation, the parent company of The First National Bank of Slippery Rock, was held April 15. At the meeting, Directors Robert M. Greenberger, Brenda K. McBride, William C. Sonntag, and Norman P. Sundell were elected to additional three-year terms expiring in 2006. During the meeting, John W. Conway was recognized as the new chairman of the company's board of directors.

Conway replaces retiring director Grady W. Cooper as chairman. A resident of Slippery Rock, Cooper joined the board of directors in 1966 and has served as chairman since 1983. During Cooper's time on the board, the bank expanded from one office in downtown Slippery Rock with assets of $5.35 million to nine offices in Butler, Lawrence and Mercer counties with assets of $338 million.

Conway, a Slippery Rock resident, takes over as chairman with many years of bank service behind him. He first made a career at the bank, serving as executive vice president before retiring.
He has been a member of the board of directors since 1961, acting as vice chairman of the board since 1995. In the past, Conway has been active in various community organizations and boards, including Slippery Rock Municipal Authority, Slippery Rock Area School Board, American Legion Post 393 and the board of trustees for the Scottish Rite Cathedral in New Castle.

Slippery Rock Financial Corporation has assets of $338 million. A member of the national banking system since 1902, the bank offers a complete array of financial services including investment and trust services. The company's stock trades in the local over-the-counter market and is quoted on the OTC Bulletin Board (www.otcbb.com) under the symbol SRCK.